Exhibit 99.01

               FRONTIER AIRLINES REPORTS FISCAL YEAR 2006 RESULTS

    DENVER, May 25 /PRNewswire-FirstCall/ -- Frontier Airlines Holdings, Inc. formerly known as Frontier Airlines, Inc., (Nasdaq: FRNT) today reported a net loss of $14.0 million, or $0.39 per diluted common share, for its fiscal year ended March 31, 2006. This compares to a net loss of $23.4 million, or $0.66 per diluted common share for the previous fiscal year. The Company's fiscal year 2006 net loss included the following items before the effect of income taxes: aircraft lease and facility exit charges of $3.4 million primarily relating to three leased Boeing 737-300 aircraft that the Company ceased using during the first quarter; gains of $1.1 million related to the sale of Boeing parts held for sale and other assets; and an unrealized gain on fuel hedges of $1.0 million. These items, net of income taxes, increased the Company's net loss by $0.02 per diluted share. Included in the Company's net loss for the prior fiscal year ended March 31, 2005 were the following items before the effect of income taxes: a write down of $5.1 million of the carrying value of Boeing rotable spare parts which was offset by an unrealized gain on fuel hedges of $3.1 million. These items, net of income taxes, increased the Company's net loss by $0.04 per diluted share.

    For Frontier's fiscal fourth quarter ended March 31, 2006, the airline reported a net loss of $7.9 million, or $0.22 per diluted common share, compared to a net loss of $3.7 million, or $0.10 per diluted common share, for the same period last year. The fiscal fourth quarter 2006 results, on a pre-tax basis, included a $0.5 million unrealized fuel derivative gain and a $0.2 million gain from the sale of spare parts and inventory. These items, net of income taxes, reduced the Company's net loss by $.01 per diluted share. The fiscal fourth quarter 2005 results, on a pre-tax basis, included a $3.8 million unrealized fuel derivative gain and a $0.4 million gain from the sale of spare parts and inventory. These items, net of income taxes, reduced the Company's net loss by $.08 per diluted share.

    Chief Executive Officer's Comments

    Frontier President and CEO Jeff Potter said, "Although we made progress in all facets of our business, it was not enough to offset the many challenges that face the industry and our company during our fiscal fourth quarter.

    "In an industry that has trended towards overall reduced capacity, Denver International Airport (DIA) was an anomaly, adding the second greatest number of seats of the top 33 airports in the country on a year-over-year basis for the fiscal fourth quarter. Looking into the summer months, we expect to see year-over-year seat capacity growth at DIA, but at a lower percentage increase than in this year's March quarter.

    "Against that backdrop, we made great progress with the fundamentals underlying our growth. In spite of the capacity additions and increased competition, our mainline revenue per available seat mile (RASM) increased 2.2 percent for the quarter and 10.3 percent for the year on a year-over-year basis. In addition, while we continue to absorb the impact of relentless fuel price increases, our mainline cost per available seat mile (CASM) excluding fuel fell
6.3 percent for the quarter and 2.7 percent for the year on a year-over-year basis.

    "We are especially pleased that we now have secured the gates at DIA that are necessary to support our growth. With this development, we have more flexibility for current operations and future opportunities, which we expect will ultimately benefit our bottom line."

    Fourth Quarter Operating Highlights

    Compared to the same quarter last year, mainline passenger revenue increased
16.4 percent as mainline revenue passenger miles (RPMs) grew at a rate of 13.4 percent during the fiscal fourth quarter, while mainline capacity growth as measured by mainline available seat miles (ASMs) increased 13.6 percent. As a result, the airline's mainline load factor was 73.5 percent for its fiscal fourth quarter of 2006, 0.1 load factor points less than the airline's mainline load factor of 73.6 percent during the same quarter last year. The airline's mainline breakeven load factor, excluding special items, for the fiscal fourth quarter 2006 decreased 0.3 load factor points from 76.6 percent to 76.3 percent.

    During the fiscal fourth quarter 2006, the airline's mainline RASM increased
2.2 percent to 8.65 cents from the same quarter last year. The increase in mainline RASM was primarily due to the 2.4 percent mainline yield per RPM increase on a year-over-year basis. Mainline average length of haul decreased
4.1 percent on a year-over-year basis.

    Mainline fuel cost per gallon during the quarter (excluding unrealized fuel hedging gains) increased 30.6 percent to $2.05 compared to $1.57 for the same period last year. Mainline CASM excluding fuel decreased 6.3 percent to 6.26 cents from the same period last year, when CASM excluding fuel was 6.68 cents.

    Senior Vice President and Chief Financial Officer Paul Tate discussed the airline's year-over-year unit cost comparatives stating, "Our fiscal fourth quarter generated continued improvement in our mainline CASM excluding fuel, despite a 4.1 percent reduction in our average aircraft stage length and a 2.2 percent increase in RASM and associated increase in passenger related expenses per ASM. We continued to benefit from our operation of a single fleet type compared to the fleet transition costs we were incurring in last year's March quarter."

    The Company's current unrestricted cash and working capital position as of March 31, 2006 was $272.8 million and $89.9 million, respectively. This compares to the Company's unrestricted cash (including short-term investments) and working capital position for the same period last year of $174.8 million and $41.7 million, respectively.

    Year End Operating and Financial Highlights

    The airline's mainline passenger revenues during its fiscal year 2006 increased 20.1 percent to $878.7 million from $731.8 million for the prior fiscal year. The airline's mainline capacity, as measured by ASMs, increased 8.4 percent during fiscal year 2006. During fiscal year 2006, the airline's mainline break-even load factor, excluding special items, increased 0.9 points to 75.7 percent. The airline's average fare during its fiscal year 2006 increased 0.7 percent to $103.05 from $102.31 from the prior fiscal year. The Company's mainline passenger RASM for fiscal year 2006 increased 10.3 percent to 8.79 cents from 7.97 cents for fiscal year 2005.

    Mainline CASM for the fiscal year 2006 increased to 9.06 cents from 8.42 cents for fiscal year 2006. Mainline CASM excluding the airline's fuel costs decreased 2.7 percent to 6.21 cents during fiscal year 2006, compared to 6.38 cents during fiscal year 2005. During fiscal year 2006, the average cost per gallon of fuel was $1.99, a 41.1 percent increase from the last fiscal year. Daily aircraft utilization for fiscal year 2006 averaged 11.5 hours, an increase of 3.6 percent from fiscal year 2005.

    Business developments during the quarter included:

    * Completed a corporate reorganization making Frontier Airlines, Inc., a Colorado corporation, a wholly-owned subsidiary of Frontier Airlines Holdings, Inc., a Delaware corporation, effective April 3, 2006.
    * Announced the firm order of six new Airbus A320 aircraft, as well as the exchange of eight existing A319 aircraft orders for four A318 and four A320 aircraft orders. The amended aircraft order introduces the A320 aircraft to Frontier's existing fleet plan and extends Frontier's growth plan into fiscal year 2011 from its previous last delivery date of March 2008.
    * Announced new non-stop service between Calgary and Denver, which began May 25th, 2006, making Frontier the first American low cost carrier (LCC) to enter Canada.
    *  Began new non-stop service between Indianapolis and Cancun, Mexico
    * Announced a five-year renewal of Frontier's sponsorship of the Colorado Rockies.
    *  Took delivery of one new Airbus A319 aircraft.
    * Launched a successful integrated marketing, advertising and PR campaign, "Flip to Mexico," in Denver, generating local and national interest as well as critical acclaim including a coveted Clio award.
    *  Began allowing Portable Oxygen Containers (POCs) on all flights
    * Received seventh consecutive Diamond Award, the FAAs highest honor for maintenance and safety.

    Outlook

    Potter concluded, "While we recognize that the unique competitive nature of the Denver market isn't likely to change in the near term, with the continuing strength in revenues and bookings heading into what we expect to be the busiest summer in the Company's history, combined with the progress we continue to achieve in our unit costs, we expect to return to profitability in the current June quarter."

    Senior leadership will host a conference call to discuss Frontier's quarterly and annual results on May 26, 2006 at 9:00 a.m. Mountain Daylight Time. The call is available via the World Wide Web on the airline's Web site at FrontierAirlines.com or using the following URL:
http://www.vcall.com/CEPage.asp?ID=92158.

    Currently in its 12th year of operations, Denver-based Frontier Airlines is the second largest jet service carrier at Denver International Airport, employing approximately 4,800 aviation professionals. With 52 aircraft and the youngest Airbus fleet in North America, Frontier offers 24 channels of DIRECTV(R) service in every seatback along with 33 inches of legroom in an all coach configuration. In conjunction with Frontier JetExpress operated by Horizon Air, Frontier operates routes linking its Denver hub to 55 destinations including 47 destinations in 29 states spanning the nation from coast to coast, seven cities in Mexico and Calgary, Canada. Frontier's maintenance and engineering department has received the Federal Aviation Administration's highest award, the Diamond Certificate of Excellence, in recognition of 100 percent of its maintenance and engineering employees completing advanced aircraft maintenance training programs, for seven consecutive years. In July 2005, Frontier ranked as one of the "Top 10 Domestic Airlines" as determined by readers of Travel & Leisure magazine. Frontier provides capacity information and other operating statistics on its Web site, which may be viewed at FrontierAirlines.com.

    Legal Notice Regarding Forward-Looking Statements

    Statements contained in this press release that are not historical facts may be considered forward-looking statements as that item is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from these forward looking statements. Many of these risks and uncertainties cannot be predicted with accuracy and some might not even be anticipated. Some of the factors that could significantly impact the forward-looking statements in this press release include, but are not limited to: further downward pressure on airfares due to competition, overcapacity, demand or other factors; continuing high fuel costs and the inability to recover these higher fuel costs in airfares; unanticipated decreases in the volume of passenger traffic due to terrorist acts or additional incidents that could cause the public to question the safety and/or efficiency of air travel; the inability to secure adequate gate facilities at Denver International Airport and at other airports where Frontier operates; weather, maintenance or other operational disruptions; air traffic control-related difficulties; the impact of labor issues; actions of the federal and local governments; changes in the government's policy regarding relief or assistance to the airline industry; the stability of the U.S. economy and the economic environment of the airline industry; and other factors detailed in the Company's public filings with the Securities and Exchange Commission. Any forward-looking statement is qualified by reference to these risks and factors. These risks and factors are not exclusive, and the Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this press release. Additional information regarding these and other factors may be contained in the Company's SEC filings, including without limitation, the Company's Form 10-K for its fiscal year ended March 31, 2005. The Company's filings are available from the Securities and Exchange Commission or may be obtained through the Company's website, FrontierAirlines.com.

                             FRONTIER AIRLINES, INC.
                           SELECTED BALANCE SHEET DATA
                                   (unaudited)

                                           March 31,
                                 ------------------------------
                                     2006             2005
                                 -------------    -------------
Cash, cash equivalents and
 short-term investments                272,839          174,794

Current assets                         390,957          275,550

Total assets                           970,432          792,011

Current liabilities                    301,012          233,850

Long-term debt                         405,482          282,792

Total liabilities                      741,656          544,090

Stockholders' equity                   228,776          237,920

Working capital                         89,946           41,700

                             FRONTIER AIRLINES, INC.
                            STATEMENTS OF OPERATIONS
           FOR THE THREE MONTHS AND YEAR ENDED MARCH 31, 2006 AND 2005
                                   (unaudited)

                                       Three Months Ended                Twelve Months Ended
                                 ------------------------------    --------------------------------
                                   March 31,        March 31,        March 31,          March 31,
                                     2006             2005              2006              2005
                                 -------------    -------------    ---------------    -------------
Revenues:
  Passenger
   - mainline                    $ 223,404,437    $ 191,850,462    $   878,680,878    $ 731,821,890
  Passenger
   - regional
   partner                          22,991,589       21,650,116         92,826,244       84,268,560
  Cargo                              1,623,306        1,095,713          5,676,883        4,957,731
  Other                              4,457,314        3,947,835         17,088,741       12,591,260

    Total
     revenues                      252,476,646      218,544,126        994,272,746      833,639,441

Operating expenses:
  Flight
   operations                       37,218,529       35,933,047        141,315,684      132,022,593
  Aircraft fuel                     73,515,265       47,278,731        281,906,430      185,821,202
  Aircraft lease                    23,954,740       23,118,007         94,228,608       87,095,717
  Aircraft and
   traffic
   servicing                        37,441,648       34,261,116        138,491,985      129,469,952
  Maintenance                       20,222,825       19,097,242         77,238,247       76,678,749
  Promotion
   and sales                        22,133,084       18,634,207         82,501,933       76,461,549
  General and
   administrative                   12,176,349       13,195,114         48,978,978       48,350,563
  Operating
   expenses -
   regional
   partner                          27,296,688       23,606,729        106,865,952       92,480,847
  Aircraft lease
   and facility
   exit costs                           49,417               --          3,413,932               --
  (Gains) losses
   on sales of
   assets, net                        (179,299)        (400,054)        (1,144,041)          84,610
  Impairments                               --         (136,399)                --        5,123,224
  Depreciation                       7,292,776        6,714,328         28,372,292       26,497,930
    Total
     operating
     expenses                      261,122,022      221,302,068      1,002,170,000      860,086,936

    Operating
     income                         (8,645,376)      (2,757,942)        (7,897,254)     (26,447,495)

Nonoperating
 income (expense):
  Interest income                    3,530,749        1,351,410          9,365,958        3,757,596
  Interest expense                  (6,887,253)      (3,779,184)       (21,758,135)     (13,184,345)
  Other, net                            24,101         (136,421)          (179,340)          36,148

Total nonoperating
 income
 (expense), net                     (3,332,403)      (2,564,195)       (12,571,517)      (9,390,601)

Loss before
 income tax
 benefit                           (11,977,779)      (5,322,137)       (20,468,771)     (35,838,096)

Income tax
 benefit                            (4,124,949)      (1,605,683)        (6,497,325)     (12,407,910)
Net loss                         $  (7,852,830)   $  (3,716,454)   $   (13,971,446)   $ (23,430,186)

Loss per share:
  Basic                          $       (0.22)   $       (0.10)   $         (0.39)   $       (0.66)
  Diluted                        $       (0.22)   $       (0.10)   $         (0.39)   $       (0.66)

Weighted average shares of
 common stock outstanding:
  Basic                             36,287,483       35,729,769         36,166,972       35,641,370
  Diluted                           36,287,483       35,729,769         36,166,972       35,641,370

                             FRONTIER AIRLINES, INC.
                        COMPARATIVE OPERATING STATISTICS
                                   (unaudited)

                                       Three months Ended                     Year Ended
                                           March 31,                          March 31,
                                 ------------------------------    --------------------------------
                                     2006             2005              2006              2005
                                 -------------    -------------    ---------------    -------------
Selected Operating
 Data - Mainline:

Passenger
 revenue (000s)                  $     223,404    $     191,850    $       878,681    $     731,822
Revenue passengers
 carried (000s)                          1,980            1,675              7,764            6,653
Revenue
 passenger miles
 (RPMs) (000s)                       1,881,737        1,659,174          7,436,830        6,587,589
Available
 seat miles
 (ASMs) (000s)                       2,559,519        2,252,957          9,885,599        9,115,868
Passenger load
 factor                                   73.5%            73.6%              75.2%            72.3%
Break-even
 load factor (1)                          76.3%            76.6%              75.7%            74.8%
Block hours                             52,977           45,795            202,300          182,581
Departures                              21,540           18,165             82,878           72,888
Average seats
 per departure                           129.4            129.6              129.4            130.1
Average stage length                       918              957                922              961
Average length of haul                     950              991                958              990
Average daily block
 hour utilization                         11.9             11.0               11.5             11.1
Passenger yield per
 RPM (cents) (2), (3)                    11.76            11.48              11.68            11.03
Total yield per
 RPM (cents)                             12.20            11.87              12.12            11.38
Passenger yield
 per ASM (cents)                          8.65             8.46               8.79             7.97
Total yield per
 ASM (cents)                              8.97             8.74               9.12             8.22
Cost per ASM (cents)                      9.14             8.77               9.06             8.42
Fuel expense
 per ASM (cents)                          2.88             2.09               2.85             2.04
Cost per ASM
 excluding fuel (cents)                   6.26             6.68               6.21             6.38
Average fare                     $      101.97    $      105.78    $        103.05    $      102.31
Average aircraft
 in service                               49.4             46.1               48.2             44.9
Aircraft in service
 at end of period                           50               47                 50               47
Average age of aircraft
 at end of period                          2.6              2.5                2.6              2.5
Average fuel cost
 per gallon                      $        2.03    $        1.46    $          1.99    $        1.41
Average fuel cost
 per gallon (excluding
 unrealized fuel
 hedging gains) (5)              $        2.05    $        1.57    $          2.00    $        1.43
Fuel gallons
 consumed (000's)                       36,144           32,423            141,474          131,906

                                       Three months Ended                     Year Ended
                                           March 31,                          March 31,
                                 ------------------------------    --------------------------------
                                     2006             2005              2006              2005
                                 -------------    -------------    ---------------    -------------
Selected Operating
 Data - Regional Partner:

Passenger
 revenue (000s)                  $      22,992    $      21,650    $        92,826    $      84,269
Revenue passengers
 carried (000s)                            217              214                912              872
Revenue passenger
 miles (RPMs) (000s)                   149,509          124,193            591,787          527,205
Available seat
 miles (ASMs) (000s)                   213,050          182,265            821,244          736,287
Passenger load
 factor                                   70.2%            68.1%              72.1%            71.6%
Passenger yield
 per RPM (cents)                         15.38            17.43              15.69            15.98
Passenger yield
 per ASM (cents)                         10.79            11.88              11.30            11.45
Cost per ASM (cents)                     12.81            12.95              13.01            12.56
Average fare (15)                $      105.71    $      101.01    $        101.78    $       96.66
Aircraft in service
 at end of period                            9                9                  9                9

                                       Three months Ended                     Year Ended
                                           March 31,                          March 31,
                                 ------------------------------    --------------------------------
                                     2006             2005              2006              2005
                                 -------------    -------------    ---------------    -------------
Selected Operating
 Data - Combined:

Passenger
 revenue (000s)                  $     246,396    $     213,500    $       971,507    $     816,091
Revenue passengers
 carried (000s)                          2,197            1,889              8,676            7,525
Revenue
 passenger miles
 (RPMs) (000s)                       2,031,246        1,783,367          8,028,617        7,114,794
Available
 seat miles
 (ASMs) (000s)                       2,772,569        2,435,222         10,706,843        9,852,155
Passenger load
 factor                                   73.3%            73.2%              75.0%            72.2%
Passenger yield per
 RPM (cents) (2), (3)                    12.03            11.90              11.98            11.39
Total yield per
 RPM (cents)                             12.43            12.25              12.38            11.72
Passenger yield
 per ASM (cents)                          8.81             8.71               8.98             8.23
Total yield
 per ASM (cents)                          9.11             8.97               9.29             8.46
Cost per ASM (cents)                      9.42             9.09               9.36             8.73

1. "Break-even load factor" is the passenger load factor that will result in operating revenues being equal to operating expenses, net of certain adjustments, assuming constant yield per RPM and no change in ASMs. Break-even load factor as presented above may be deemed a non-GAAP financial measure under regulations issued by the Securities and Exchange Commission. We believe that presentation of break-even load factor calculated after certain adjustments is useful to investors because the elimination of special or unusual items allows a meaningful period-to-period comparison. Furthermore, in preparing operating plans and forecasts we rely on an analysis of break-even load factor exclusive of these special and unusual items. Our presentation of non-GAAP results should not be viewed as a substitute for our financial or statistical results based on GAAP, and other airlines may not necessarily compute break-even load factor in a manner that is consistent with our computation.

     A reconciliation of the components of the calculation of break-even load factor is as follows:

                                       Three Months Ended                     Year Ended
                                           March 31,                          March 31,
                                 ------------------------------    --------------------------------
                                     2006             2005              2006              2005
                                 -------------    -------------    ---------------    -------------
                                         (in thousands)                     (in thousands)
(Income) loss before
 cumulative effect
 of accounting change            $       7,853    $       3,716    $        13,971    $      23,430
  Income tax
   (expense) benefit                     4,125            1,606              6,497           12,408
  Passenger revenue                    223,404          191,850            878,681          731,822
  Regional partner
   expense                             (27,297)         (23,607)          (106,866)         (92,481)
  Regional partner
   revenue                              22,992           21,650             92,826           84,269
  Charter revenue                       (2,052)          (1,336)           (10,011)          (5,381)

Passenger revenue
 mainline (excluding
 charter and regional
 partner revenue
 required to break
 even (based on GAAP
 amounts)                        $     229,025    $     193,879    $       875,098    $     754,067

Non-GAAP adjustments:
  Gain on fuel hedging                     509            3,769                976            3,139
  Aircraft and
   facility lease
   exit costs                              (49)              --             (3,414)              --
  Impairments                               --              136                 --           (5,123)
  Gain (losses) on
   sale of assets                          179              400              1,144              (85)

Passenger revenue
 (excluding charter
 and regional partner
 revenue) required to
 break-even (based
 on adjusted
 amounts)                        $     229,664    $     198,184    $       873,804    $     751,998

The calculation of the break-even load factor follows:

                                       Three Months Ended                     Year Ended
                                           March 31,                          March 31,
                                 ------------------------------    --------------------------------
                                     2006             2005              2006              2005
                                 -------------    -------------    ---------------    -------------
                                         (in thousands)                     (in thousands)
Calculation of break-even
 load factor using GAAP
 amounts:

Passenger revenue
 mainline (excluding
 charter and regional
 partner revenue
 required to break
 even (based on GAAP
 amounts) ($000s)                $     229,025    $     193,879    $       875,098    $     754,067
Mainline yield
 per RPM (cents)                         11.76            11.48              11.68            11.03

Mainline revenue
 passenger miles
 (000s) to break
 even assuming
 constant yield
 per RPM                             1,947,491        1,688,841          7,492,277        6,836,510

Mainline available
 seat miles (000's)                  2,559,519        2,252,957          9,885,599        9,115,868

Mainline break-even
 load factor using
 GAAP amounts                             76.1%            75.0%              75.8%            75.0%


Calculation of break-even
 load factor using Non-GAAP
 amounts:
Passenger revenue
 (excluding charter and
 regional partner revenue)
 required to break even
 (based on adjusted
 amounts) ($000s)                $     229,664    $     198,184    $       873,804    $     751,998
Mainline yield
 per RPM (cents)                         11.76            11.48              11.68            11.03

Mainline revenue
 passenger miles
 to break even assuming
 constant yield
 per RPM                             1,952,925        1,726,341          7,481,199        6,817,752

Mainline
 available seat
 miles (000's)                       2,559,519        2,252,957          9,885,599        9,115,868

Mainline break-even
 load factor using
 non-GAAP amounts                         76.3%            76.6%              75.7%            74.8%

2. "Passenger yield per RPM" is determined by dividing passenger revenues (excluding charter revenue) by revenue passenger miles.

3. For purposes of these yield calculations, charter revenue is excluded from passenger revenue. These figures may be deemed non-GAAP financial measures under regulations issued by the Securities and Exchange Commission. We believe that presentation of yield excluding charter revenue is useful to investors because charter flights are not included in RPMs or ASMs. Furthermore, in preparing operating plans and forecasts, we rely on an analysis of yield exclusive of charter revenue. Our presentation of non-GAAP financial measures should not be viewed as a substitute for our financial or statistical results based on GAAP. The calculation of passenger revenue excluding charter revenue is as follows:

                                       Three Months Ended                     Year Ended
                                           March 31,                          March 31,
                                 ------------------------------    --------------------------------
                                     2006             2005              2006              2005
                                 -------------    -------------    ---------------    -------------
Passenger
 revenues - mainline,
 as reported                     $     223,404    $     191,850    $       878,681    $     731,822
Less: charter
 revenue                                 2,052            1,336             10,011            5,381
Passenger
 revenues - mainline
 excluding charter                     221,352          190,514            868,670          726,441
  Add: Passenger
   revenues - regional
   partner                              22,992           21,650             92,826           84,269
Passenger revenues,
 system combined                 $     244,344    $     212,164    $       961,496    $     810,710

4. This may be deemed a non-GAAP financial measure under regulations issued by the Securities and Exchange Commission. We believe the presentation of financial information excluding fuel expense is useful to investors because we believe that fuel expense tends to fluctuate more than other operating expenses, it facilitates comparison of results of operations between current and past periods and enables investors to better forecast future trends in our operations. Furthermore, in preparing operating plans and forecasts, we rely, in part, on trends in our historical results of operations excluding fuel expense. However, our presentation of non-GAAP financial measures should not be viewed as a substitute for our financial results determined in accordance with GAAP.

5. "Average fuel cost per gallon" excludes unrealized fuel hedge gains of $510,000 and $3,769,000 for the three months ended March 31, 2006 and 2005, respectively, and $976,000 and $3,139,000 for the years ended March 31, 2006 and 2005, respectively.


SOURCE  Frontier Airlines, Inc.
    -0-                             05/25/2006
    /CONTACT: Joe Hodas of Frontier Airlines, Inc., +1-720-374-4504, jhodas@flyfrontier.com /
    /Web site:  http://www.vcall.com/CEPage.asp?ID=92158 /
    /Web site:  http://www.frontierairlines.com/